Exhibit 2.4

Execution Copy

PURCHASE AGREEMENT

by and among

AVEON HOLDINGS I L.P.,

CHESAPEAKE SP PARTNERS, LLC,

CHESAPEAKE CAPITAL CORPORATION

and

CHESAPEAKE HOLDING COMPANY

Dated as of April 16, 2010

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

1.1.	DEFINITIONS	1
1.2.	INTERPRETATION	1

ARTICLE II PURCHASE		2

2.1.	PURCHASE	2
2.2.	CLOSING; PAYMENT OF CONSIDERATION; DELIVERY OF SELLER INTERESTS	2
2.3.	TIME AND PLACE OF CLOSING	3

ARTICLE III EFFECTIVENESS OF RESTATED ORGANIZATIONAL DOCUMENTS		3

3.1.	RESTATED ORGANIZATIONAL DOCUMENTS	3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE SELLERS		3

4.1.	AUTHORITY; NON-CONTRAVENTION	3
4.2.	TITLE TO PURCHASED INTERESTS	4
4.3.	AGREEMENTS	4
4.4.	BROKERS	5
4.5.	SELLERS	5
4.6.	EQUITY INTERESTS	5

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANY AND ITS AFFILIATES		5

5.1.	OWNERSHIP INTERESTS OF THE COMPANY	5
5.2.	COMPANY ENTITIES	6
5.3.	ORGANIZATION; AUTHORITY; NO APPROVALS; NO CONFLICT; NO CONSENT	6
5.4.	COMPANY ACCOUNTS	8
5.5.	FINANCIAL STATEMENTS	8
5.6.	ABSENCE OF CHANGES; NO UNDISCLOSED LIABILITIES	8
5.7.	TAXES	9
5.8.	TITLE; PROPERTIES	10
5.9.	INSURANCE	10
5.10.	LICENSES, PERMITS AND AUTHORIZATIONS	10
5.11.	MATERIAL AGREEMENTS	11
5.12.	LITIGATION; DECREES	13
5.13.	BENEFIT PLANS	13
5.14.	DERIVATIVE PRODUCTS	14
5.15.	CORPORATE RECORDS; COPIES OF DOCUMENTS	15
5.16.	TRANSACTIONS WITH INTERESTED PERSONS	15
5.17.	INTELLECTUAL PROPERTY	15
5.18.	BROKERS	16

ARTICLE VB REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS AS TO THE INVESTMENT MANAGEMENT BUSINESS		16

5B.1	REGULATORY REPORTS, REGISTRATIONS AND AGREEMENTS	16
5B.2	COMPANY FUNDS	18
5B.3	LICENSURE OF INDIVIDUALS	20

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		21

i

6.1	ORGANIZATION; AUTHORITY; NO APPROVALS; NO CONFLICT; NO CONSENT; AUTHORIZATIONS	22
6.2	BROKERS	23

ARTICLE VII COVENANTS		23

7.1	PUBLIC ANNOUNCEMENTS	23
7.2	FURTHER ASSURANCES	23
7.3	CONSENTS	23
7.4	PURCHASER ACCESS; CONFIDENTIALITY	24
7.5	NO SOLICITATION OF ALTERNATIVE TRANSACTIONS	24
7.6	NONCOMPETITION	25
7.7	CONDUCT OF BUSINESS PENDING THE CLOSING DATE	27
7.8	KEY MAN LIFE INSURANCE	29

ARTICLE VIII CONDITIONS TO THE CLOSING		29

8.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	29
8.2	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER	29
8.3	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLERS	31

ARTICLE IX TAX MATTERS		32

9.1	RESPONSIBILITY FOR FILING TAX RETURNS	32
9.2	COOPERATION; AUDITS	32
9.3	SELLER PROCEEDS ADJUSTMENT	33
9.4	SECTION 754 ELECTION	33

ARTICLE X INDEMNIFICATION		34

10.1	INDEMNIFICATION BY THE SELLERS	34
10.2	INDEMNIFICATION BY THE PURCHASER	35
10.3	INDEMNIFICATION PROCEDURES	35
10.4	GENERAL	36

ARTICLE XI TERMINATION		37

11.1	GROUNDS FOR TERMINATION	37
11.2	EFFECT OF TERMINATION	38

ARTICLE XII GENERAL PROVISIONS		38

12.1	SURVIVAL	38
12.2	NOTICES	38
12.3	AMENDMENT AND MODIFICATION; WAIVER	39
12.4	ENTIRE AGREEMENT	40
12.5	FEES AND EXPENSES	40
12.6	DISCLOSURES	40
12.7	THIRD PARTY BENEFICIARIES	40
12.8	ASSIGNMENT; BINDING EFFECT	40
12.9	GOVERNING LAW	40
12.10	JURISDICTION; WAVIER OF JURY TRIAL	40
12.11	SEVERABILITY	41
12.12	COUNTERPARTS	41
Exhibits

Exhibit A – Defined Terms

ii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT is dated as of April 16, 2010 (this “Agreement”) and is among Aveon Holdings I L.P., a Delaware limited partnership (“Purchaser”), Chesapeake SP Partners, LLC a Delaware limited liability company (the “Company”), Chesapeake Capital Corporation, an Illinois corporation (“Trading Advisor”) and Chesapeake Holding Company, a Virginia corporation (“CHC”) (together Trading Advisor and CHC are the “Sellers”).

BACKGROUND

1.        Trading Advisor and CHC have caused the Company to be formed, together own 100% of the interests in the Company and will cause Trading Advisor to assign (the “Assignment”) the Trading Advisory Contract between Trading Advisor and each Fund to the Company on or before the Closing Date

2.        On the terms and subject to the conditions set forth herein, the Purchaser has agreed to purchase at the Closing (as defined below) certain interests which upon the execution of the Restated Organizational Documents (as defined below), will equal 30% of certain economic rights and 100% of the voting rights of the Company.

3.        To induce the other parties hereto to enter into this Agreement, the parties hereto have agreed to make certain representations, warranties, covenants and agreements as set forth herein.

ARTICLE I

DEFINITIONS

1.1.    Definitions.    Capitalized terms used herein shall have the meanings ascribed to them on Exhibit A to this Agreement.

1.2.    Interpretation.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented. When a reference is made in this Agreement to a Section, Exhibit, Annex, or Schedule, such reference shall be to a Section of, an Exhibit or Annex to, or a Schedule to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof”, “herein”, “hereby”, and derivative or similar words refer to the entire Agreement, and (iii) the masculine or feminine gender or neuter shall include the other.

ARTICLE II

PURCHASE

2.1.    Purchase.  On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)    (i) the Purchaser shall pay one million dollars ($1,000,000) in cash in the aggregate to the Sellers in accordance with Section 2.2(a) (the “Seller Proceeds”) and (ii) Sellers shall receive non-voting interests in the Purchaser and one or more of its Affiliates representing, in the aggregate, .25% of the common equity of the Purchaser and one or more of its Affiliates giving pro forma effect in such calculation to all other equity issuances by the Purchaser and one or more of its Affiliates to be completed prior to or in connection with the Initial Equity Offering but subject to any dilution of the Purchaser resulting directly from such Initial Equity Offering itself (the “Equity Interests”, and together with the Seller Proceeds, the “Purchase Price”); and

(b)    In exchange for the payment of the Purchase Price, the Purchaser shall receive an equity interest in the Company entitling the Purchaser to:

(i)     100% of the voting rights in the Company;

(ii)    be the Managing Member of the Company; and

(iii)  30% of all gross management fees and incentive allocations or fees payable by the Funds in respect of the first $300 million of Applicable AUM (as defined in the Amended LLC Agreement)(which for the avoidance of doubt does not include those assets of the Funds in respect of which the Company and its Affiliates are not entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation); provided, however, until the Applicable AUM of each Fund reaches $70 million, direct expenses of that Fund shall be (x) allocated 30% to Purchaser and 70% to the Trading Advisor and shall be paid prior to payment of any management fees and incentive allocations or fees (and if direct expenses for the Funds exceed management fees and incentive fees and allocations, they shall be paid directly, 70% by the Trading Advisor and 30% by the Purchaser, without reimbursement from the Funds and (y) such expenses shall be limited to services for fund administration (back office and transfer agency services), audit, legal and tax counsel and preparation.

2.2.    Closing; Payment of Consideration; Delivery of Seller Interests.    At the Closing, the following transactions shall take place:

(a)    the Purchaser shall deliver to the Sellers the Seller Proceeds by wire transfer of immediately available funds to the bank account(s) specified by the Sellers in writing no later than five Business Days prior to the Closing Date;

(b)    the Purchaser, the Company and the Sellers shall execute and deliver an original or facsimile copy of a counterpart of the Restated Organizational Documents; and

(c)    the Company shall cause its books and records to reflect that the Purchaser is the sole owner of the interests as contemplated by this Agreement and take any and all other actions necessary under Applicable Law to consummate and make effective the transactions contemplated by this Article II.

2.3.    Time and Place of Closing. Subject to the provisions of Article VIII, the closing (the “Closing”) of the purchase of the interests provided for in this Article II shall take place as soon as practicable, but in no event later than five Business Days after all conditions set forth in Sections 8.1, 8.2 and 8.3 are satisfied or waived at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, as of 10:00 a.m., New York City time, or at such other place and time and on such other date as the parties may agree in writing. The date on which the Closing occurs is herein called the “Closing Date”.

ARTICLE III

EFFECTIVENESS OF RESTATED ORGANIZATIONAL DOCUMENTS

3.1.    Restated Organizational Documents.    Each of the Sellers, the Company and the Purchaser hereby agrees to amend and restate the Existing Organizational Documents of the Company (the “Restated Organizational Documents”) in a form and substance that is mutually agreeable to all of the parties to this Agreement and to execute and to deliver the Restated Organizational Documents immediately prior to the Closing, which shall become effective as of the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE SELLERS

Except as specifically contemplated by this Agreement or set forth in the corresponding section of the Sellers’ Disclosure Letter, the Sellers, severally represent and warrant to the Purchaser that:

4.1.    Authority; Non-Contravention.

(a)    Each Seller has full right, authority and power to execute and deliver this Agreement and, at the time of execution and delivery thereof, each of the Ancillary Agreements to which such Seller is a party, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the performance by each Seller of the transactions contemplated hereby and thereby have been duly authorized or, in the case of the Ancillary Agreement, will have been duly authorized as of the time of execution and delivery of such Ancillary Agreement by each Seller. This Agreement and each Ancillary Agreement executed and delivered by such Seller pursuant to, or as contemplated by, this Agreement has been or, in the case of the Ancillary Agreements, will have been duly and validly executed and delivered by such Seller and constitutes, or when executed and delivered will constitute (as applicable), assuming due execution and delivery by the other parties hereto and thereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

(b)      The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Seller is a party by such Seller does not and will not (i) conflict with or violate Applicable Law or (ii) except as set forth in Section 5.3 the Sellers’ Disclosure Letter, require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which any of them or the Company or its Affiliates is a party or by which any of their respective properties or other assets is bound.

4.2.    Title to Purchased Interests. Such Seller owns beneficially and of record the interests in the Company set forth beside such Seller’s name in Exhibit B and has good title to such interests, free and clear of all Claims (other than those contained in the Existing Organizational Documents).

4.3.    Agreements.

(a)      Except for the Existing Organizational Documents and the Restated Organizational Documents, there are no Contracts not contained herein or disclosed in the Sellers’ Disclosure Letter to which such Seller is a party or by which it is otherwise bound relating to the Business or to such Seller’s rights and obligations as a Seller or as a board member, partner, officer, member or employee of the Company or its Affiliates including, without limitation, any voting trusts, voting agreements, proxies or other Contracts with respect to the voting of any interests in the Company. Such Seller is not in material violation of any term of the Existing Organizational Documents.

(b)      Except as set forth in Section 4.3(b) of the Sellers’ Disclosure Letter, such Seller does not own, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided such Seller’s holdings therein, together with any holdings of its Affiliates, are less than five percent (5.0%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serve as an independent contractor, member, partner, or in another similar capacity of, any competitor or Client of the Company or any other organization which has, or during the thirty-six (36) months preceding the date of this Agreement has had, a material Contract or arrangement with any of the Company or its Affiliates.

4.4.    Brokers.    No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

4.5.    Sellers.    Except as set forth in Section 4.5 of the Sellers’ Disclosure Letter, to the Knowledge of the Sellers, no employees of the Trading Advisor have a plan or intention to resign, retire or otherwise cease employment with the Trading Advisor.

4.6.    Equity Interests.    Each Seller has been advised the Equity Interests (a) will vest 100% on the first anniversary of the Closing Date (subject to such Seller then being in compliance with its covenant under Section 3.1(c) of the Amended LLC Agreement) and any transfers of the Equity Interests will be subject to the consent of the general partners of the issuer(s) thereof as shall be set forth in the documents governing admission of such Seller as a limited partner of the Purchaser and such other issuer(s), and (b) have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Each Seller is aware that the Purchaser and such other issuer(s) are under no obligation to effect any such registration with respect to the Equity Interests or to file for or comply with any exemption from registration. Each Seller is purchasing the Equity Interests to be acquired by such Seller hereunder for such Seller’s own account for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Each Seller is an “accredited investor” (as that term is defined in Regulation D under the Securities Act) or the transfer of the Equity Interests to such Seller otherwise satisfies an exemption from the registration requirements of the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANY

AND ITS AFFILIATES

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Sellers’ Disclosure Letter, the Sellers, jointly and severally, represent and warrant to the Purchaser that:

5.1.    Ownership Interests of the Company.    Prior to giving effect to the Restated Organizational Documents and the Closing, the Sellers are the sole members of the Company, and the capitalization of the Company is set forth in Section 5.1 of the Sellers’ Disclosure Letter, with such ownership interests owned beneficially and of record by the Persons set forth in such Section, in the amounts set forth in such Section, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement and the Existing Organizational Documents. All outstanding ownership interests in the Company have been duly authorized and issued under the Existing Organizational Documents and, after giving effect to the effectiveness of the Restated Organizational Documents, the Restated Organizational Documents.

5.2.    Company Entities.  (a) Section 5.2(a)(i) of the Sellers’ Disclosure Letter sets forth a correct and complete list of each Subsidiary of the Company, other than the Funds, together with the type of entity and jurisdiction of organization of each such Subsidiary of the Company. Section 5.2(a)(i) of the Sellers’ Disclosure Letter also sets forth a correct and complete list of each Affiliate of the Company (excluding the Sellers and the portfolio companies of the Funds), with the type of entity, jurisdiction of organization, equity ownership and a schedule of all Persons that will be entitled to share directly in performance or incentive allocations from the Funds immediately following the Closing. The Company owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each Subsidiary and all such interests are owned free and clear of any Claims. Section 5.2(a)(ii) of the Sellers’ Disclosure Letter sets forth a correct and complete list of each ownership interest, joint venture or other investment (whether or not involving control) of the Company and its Affiliates in any Person other than the Company and its Affiliates.

(b)      All of the issued and outstanding equity interests of the Company and its Affiliates have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights. Except as expressly granted pursuant to this Agreement, the Existing Organizational Documents or the Restated Organizational Documents, there are no outstanding Equity Rights, and neither the Company or its Affiliates nor any Seller is a party to any agreement, arrangement or commitment obligating the Company or its Affiliates to issue, grant, adopt or enter into any Equity Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of common stock, partnership interest or other equity interests of each Affiliate of the Company. There are no voting trusts, voting agreements, proxies or other Contracts with respect to the voting of any interests in the Company to which the Company is a party (other than the Existing Organizational Documents and the Restated Organizational Documents).

5.3.    Organization; Authority; No Approvals; No Conflict; No Consent.  (a) Each of the Company and its Affiliates has been duly incorporated or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Where applicable, each of the Company and its Affiliates is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the Company and its Affiliates has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company or the Sellers’ ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis. True and complete copies of the organizational documents of the Company and each of its Affiliates, as in effect as of the date hereof, have heretofore been made available to the Purchaser.

(b)      The Company has full right, authority and power under the Existing Organizational Documents (and, after the effectiveness of its Restated Organizational Documents, under its Restated Organizational Documents) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, of the Company and the members thereof, and no other action on the part of the Company or any member of the Company is required in connection herewith or therewith.

(c)        This Agreement and each Ancillary Agreement required to be executed by the Company pursuant hereto has been or will have been duly and validly executed and delivered by the Company, and, assuming due and valid execution and delivery by each of the other parties hereto and thereto, each shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought at law or in equity.

(d)        Except with respect to any Consents required under any Contracts, the execution and delivery of this Agreement by the Company does not, and its consummation of the transactions contemplated hereby, and its performance of the obligations which it is obligated to perform or cause to be performed hereunder will not: (i) violate any provision of the Organizational Documents of the Company or its Affiliates (including the Existing Organizational Documents or the Restated Organizational Documents); or (ii)(A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company or its Affiliates is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of the Company or its Affiliates, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company’s ability to consummate the transactions contemplated hereby or thereby or perform its obligations hereunder on a timely basis.

(e)        All material Consents of, filings or registrations with, or notices to, any Governmental Authority (collectively, “Governmental Approvals”) required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any Affiliate of the Company, as applicable, the performance by them of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or will by Closing be, obtained or made.

(f)        All consents, authorizations, approvals or waivers from or notices to any party (other than a Governmental Approval) to any Material Contract (collectively, the “Company Third Party Consents”) to which the Company or its Affiliates is a party or by which any of their respective properties are bound which is required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company or any of its

Affiliates, as applicable, the performance by it of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been, or will by Closing be, obtained or made.

5.4.    Company Accounts.    Section 5.4 of the Sellers’ Disclosure Letter sets forth each Company Account, together with the type of entity and jurisdiction of organization as of the date hereof. No Person other than the Company and the Trading Advisor is entitled to receive fees, carry or other compensation or payments (other than ordinary course distributions to members) from such Company Accounts.

5.5.    Financial Statements.    (a)    The Trading Advisor’s individual financial statements set forth in Section 5.5 of the Sellers’ Disclosure Letter, and the related individual statements of operations and comprehensive income, statement of changes in retained earnings and cash flows (including, in each case, any related notes thereto and the reports of the Trading Advisor’s independent auditors thereon for fiscal periods commencing on or after [December 31, 2006] and set forth in Section 5.5 of the Sellers’ Disclosure Letter (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be set forth in the notes thereto, and except for the absence of footnotes in financial statements for interim periods) and fairly present in all material respects the consolidated financial position of the Trading Advisor at the respective dates thereof and the consolidated results of operations, income, retained earnings and cash flows at and for the periods indicated (subject, in the case of financial statements for interim periods, to normal yearend adjustments which are not material to the Trading Advisor taken as a whole), and reflect, if so required, any amounts charged to the Trading Advisor and any of its Affiliates for services provided by the Trading Advisor or any of its Affiliates to the Company or any of its Affiliates (whether in connection with the operation of the Business or otherwise).

(b)        Neither the Company nor any of its Affiliates has received any complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of the Company or its Affiliates or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any of the Company or its Affiliates has engaged in questionable accounting or audit practices. The Company has made available to the Purchaser any management letters, or other formal communications, including with respect to proposed adjustments, from any of the Company’s or its Affiliates’ auditors to the Company or its Affiliates, any officer of the Company or its Affiliates or the board of managers (or equivalent body) of the Company or its Affiliates, in any case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the ability of the Company or its Affiliates to record, process, summarize and report financial data, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Affiliates’ or the Funds’ internal control over financial reporting , or (3) any other deficiencies in the accounting system of the Company or its Affiliates or the Funds.

5.6.    Absence of Changes; No Undisclosed Liabilities.    (a)    Except as set forth in the Company Financial Statements, since December 31, 2008, the Business has been operated in all material respects in the ordinary course of business and there has not been any event that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; provided, however, that for the purposes of this Section 5.6(a), none of the following shall be deemed to constitute, nor be taken into account in determining whether there has been or will be any such Company Material Adverse Effect: (i) any change that results or arises from changes affecting the alternative investment, “collateralized loan obligation” (cash or synthetic) or hedge fund industry or the overall economy or capital markets of the United States generally; (ii) any change that results or arises from changes affecting general worldwide economic conditions; (iii) any change resulting generally from any act of war or terrorism; or (iv) any change in assets under management or the loss of any existing or potential investor in a Fund, in each case in this clause (iv) as a result of the public announcement and/or pendency of the transactions contemplated by this Agreement, except, in case of clause (i), (ii) or (iii) to the extent that such change, effect, event, matter, occurrence or state of facts has a disproportionate effect on the Company and its Affiliates relative to Persons in the investment management industry operating in the sectors in which the Company and its Affiliates operate generally.

(b)        Except as set forth in the Company Financial Statements, the Company and its Affiliates do not have any liabilities or obligations (known, unknown, accrued, absolute, contingent or otherwise) other than liabilities incurred by the Company and its Affiliates after December 31, 2008 in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

5.7.    Taxes.  Except as set forth in Section 5.7 of the Sellers’ Disclosure Letter,

(a)    the Company and each of its Affiliates has timely filed all material Tax Returns required to be filed by or with respect to them, and all such material Tax Returns are true, complete and accurate in all material respects and all material Taxes shown to be due on such Tax Returns have been timely paid,

(b)    all material Taxes (whether or not shown on any Tax Return) due and payable by the Company or any of its Affiliates or for which the Company may be liable as a general partner or otherwise have been timely paid or, in the case of Taxes not yet due and payable, accrued and reserved against and entered on the books of the Company or such applicable Affiliates in accordance with GAAP,

(c)    there are no liens for Taxes upon the assets of the Company or any of its Affiliates or upon the equity interests in the Company that will be purchased by Purchaser upon the consummation of the transactions contemplated hereby, except liens relating to current Taxes not yet due and payable,

(d)    all Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been timely paid to the appropriate Governmental Authority or, in the case of Taxes not yet due and payable, accrued, reserved against and entered on the books of the Company or such applicable Affiliates,

(e)    neither the Company nor any of its Affiliates (other than Chesapeake Holding Company) has ever been classified (or elected to be classified) or taxed as a corporation for U.S. federal, state or local income tax purposes and none will be classified (or elect to be classified) or Taxed as a corporation for U.S. federal, state, or local income tax purposes from the date hereof up to and including the Closing Date,

(f)    neither the Company nor any of its Affiliates has ever participated in, and none of them have any liability or obligation with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar designation under state, local, or foreign Law),

(g)    no claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Affiliates do not file Tax Returns asserting that the Company or any of its Affiliates is or may be subject to Taxes assessed by such jurisdiction,

(h)    neither the Company nor any of its Affiliates has been granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return and no request for such waiver or extension is currently pending, and

(i)    no unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to the Company or any of its Affiliates by any Taxing Authority, and there are no currently pending audits or administrative or judicial proceedings with respect to Taxes of the Company or any of its Affiliates.

  5.8.    Title; Properties.  The Company and/or the Trading Advisor have legal title or right to use the assets used in the conduct of the Business.

5.9.    Insurance.  Each of the Company and the Trading Advisor has insurance policies of the type and in such amounts customarily carried by Persons conducting businesses similar to those of the Company and the Trading Advisor. Neither the Company nor the Trading Advisor have received written notice of, and to the Knowledge of the Sellers there is no other threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies to the extent such termination, increase or alteration relates to the Company or the Trading Advisor. There are no Claims by or with respect to the Company or the Trading Advisor pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.

5.10.    Licenses, Permits and Authorizations.  The operations of each of the Company, its Affiliates and the Trading Advisor are being and, since January 1, 2006, have been, conducted in compliance in all material respects with all Applicable Laws, and to the Knowledge of the Sellers, none of the Company or its Affiliates or the underlying investment vehicles has been charged or is or has been since January 1, 2006, under investigation with respect to any material violations of any Applicable Laws. Each of the Company, its Affiliates, the Trading Advisor and each of the underlying investment vehicles holds, or will hold before Closing, all material permits, certificates, licenses, approvals, Orders and other authorizations (“Permits”) of each Governmental Authority which are necessary for the operation of the Business. Such Permits are valid and in full force and effect, and none of the Company, its Affiliates, the Trading Advisor, or, to the Knowledge of the Sellers, any of their respective Affiliates is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits. None of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Since January 1, 2006, none of the Company, any of its Affiliates, the Trading Advisor, the underlying investment vehicles or, to the Knowledge of the Sellers, any of their respective Affiliates has received any written or, to the Knowledge of the Sellers, oral notification from any Governmental Authority asserting that any Person is not in compliance in any material respect with any of the Applicable Laws that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit necessary for the operation of the Business.

5.11.    Material Agreements.  (a)  Section 5.11 of the Sellers’ Disclosure Letter sets forth, as of the date hereof, the following Contracts to which any of the Company, its Affiliates, or the Trading Advisor is a party or by which any of their assets or properties are bound or affected as of the date of this Agreement (each, a “Material Contract”):

(i)       any Trading Advisory Contract;

(ii)      any Contract (other than subscription agreements with Funds Clients entered into in the ordinary course of business) for the placement, distribution or sale of shares, units or other ownership interests of the Funds, including solicitation agreements and investor referral agreements (a “Distribution Agreement”);

(iii)     any Contract for the provision of administrative services (including any middle or back office service agreements);

(iv)     any Contract for the provision of brokerage, custodial or other similar services;

(v)      any Contract (other than a Contract described in subsections (i) through (iv) above) with any Client or Fund Client, other than any subscription agreements entered into in the ordinary course of business;

(vi)     any Contract (A) relating to Indebtedness or (B) that is primarily a Contract of support, indemnification, assumption or endorsement of, or any similar commitment with respect to Liabilities of any Person other than the Company or its Affiliates or, with respect to the Fund, Affiliates of the Fund other than portfolio companies, in an amount, in the case of this clause (B), in excess of $25,000;

(vii)    any joint venture, strategic alliance, distribution, partnership or similar Contract with a party other than the Company or its Affiliates involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Company or its Affiliates or any Client (excluding ordinary course co-investments where there is no fee sharing);

(viii)    any Contract relating to the acquisition or disposition of assets, other than assets of the Fund acquired or disposed of in the ordinary course of business or, in the case of an acquisition, any such acquisition that is not material to the Company and its Affiliates taken as a whole;

(ix)      any Contract for Intellectual Property granting or restricting the right to use material Intellectual Property used in the Business (other than Contracts granting rights to use readily available commercial “off the shelf” software and Contracts the restrictions of which would not reasonably be expected to interfere with the Business);

(x)       any Contract limiting or restricting, or purporting to limit or restrict, any of the Company or its Affiliates competing, engaging in or conducting any line of business, including, without limitation, Contracts containing geographic restrictions, exclusivity provisions, “most favored nations” provisions or provisions regarding priority with respect to the allocation of investment opportunities;

(xi)      any Contract containing an agreement not to disclose, or to maintain the confidentiality of, any information of another Person in any way relating to the Business or not to solicit or hire employees of any Person other than (A) confidentiality provisions contained in subscription agreements and related side letters, agreements with respect to research services, research databases, libraries or software, or third party engagement letters, in each case entered into in the ordinary course of business and (B) any such Contract entered into by the Company or its Affiliates with respect to a potential investment by one or more Company Accounts in the ordinary course of business;

(xii)     any Contract that requires the Company or any of its Affiliates to (A) make earn-out payments or fulfill other similar contingent obligations, (B) make “clawback” payments or similar undertakings requiring the contribution, reimbursement or refund of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Company or any of its Affiliates, (C) co-invest with any other Person; (D) provide seed capital or similar investment capital or (E) to invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions to the Funds);

(xiii)    any Contract that contains (A) “key person” provisions pertaining to employees of the Company or any of its Affiliates, (B) any of the following rights provided to a Fund Client with respect to a Client advised by the Company or its Affiliates (1) special withdrawal or redemption rights, (2) capacity rights, (3) designation rights regarding advisory boards or similar provisions, (4) anti-

dilution rights or (5) special notice or reporting requirements or (C) early termination rights with respect to a Company Account or the Funds;

(xiv)     any lease or license of real property to or from any third party; and

(xv)     any Contract pursuant to which the Company or any of its Affiliates has Tax indemnity arrangements or any Contract regarding the filing of Tax Returns, relating to the sharing of Tax benefits or liabilities, or the allocation of Taxes.

    (b)        Each such Material Contract is in full force and effect, is a legal and binding obligation of any of the Company and its Affiliates that are parties thereto and, to the Knowledge of the Sellers, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law. The Company has previously made available to the Purchaser true, correct and complete copies of each of the Material Contracts. Any of the Company or its Affiliates party to any Material Contract, and, to the Knowledge of the Sellers, each of the other parties thereto have performed in all material respects all obligations required to be performed by them to date thereunder, and no condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default (or has been alleged in writing or, to the Knowledge of the Sellers, orally to constitute a breach or default) by any of the Company or its Affiliates or, to the Knowledge of the Sellers, any other party thereto under, or result in a right of termination of (and no written or, to the Knowledge of the Sellers, oral notice of any intent to cancel or terminate any Material Agreement has been received by any of the Company or its Affiliates), or give rise to any right to accelerate or otherwise modify any other right or obligation under, any such Material Contract.

5.12.    Litigation; Decrees.  There are no Actions pending or, to the Sellers’ Knowledge, threatened before any Governmental Authority brought by or against or affecting any of the Company, its Affiliates, any Company Benefit Plan or, to the Knowledge of the Sellers, any of their respective officers, directors, partners, employees, agents or Affiliates in their capacities as such other than, in the case of Company Benefit Plans, routine claims for benefits in the ordinary course. With respect to any Company Benefit Plan, no facts or circumstances exist that could give rise to any Action other than routine claims for benefits in the ordinary course. There are no outstanding Orders against any of the Company, its Affiliates or any Company Benefit Plan. None of the Company, its Affiliates or any Company Benefit Plan is in default under, or has failed to comply with, any Order applicable to it.

5.13.    Benefit Plans.

    (a)        Section 5.13(a) of the Sellers’ Disclosure Letter contains a true and complete list of each Benefit Plan under which (i) any current or former employee, director or consultant of the Company or any of its Affiliates (other than any portfolio company of the Fund) (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Affiliates (other than any portfolio company of the Fund) or (ii) the Company or any of its Affiliates (other than any portfolio company of the Fund) has had or has any present or future liability. All such Benefit Plans shall be collectively referred to as the “Company Benefit Plans”.

   (b)        With respect to each Company Benefit Plan the Company has made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, as applicable.

   (c)        (i) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) neither the Company nor any of its Affiliates (other than any portfolio company of the Fund) has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Affiliates, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Applicable Law.

   (d)        No Company Benefit Plan is subject to the funding requirements of Title IV of ERISA or is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

   (e)        No Company Benefit Plan exists that, as a result of the execution of this Agreement and consummation of the transactions contemplated hereby, will (i) entitle any Company Employee to any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (iii) limit or restrict the right of the Company or any of its Affiliates to merge, amend or terminate any of the Company Benefit Plans, (iv) cause the Company or any of its Affiliates to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

   (f)        None of the Company Accounts has to date constituted a “plan assets fund” subject to ERISA.

5.14.    Derivative Products.    All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management Contracts and derivative financial instruments entered into by any of the Company, its Affiliates or the Trading Advisor, whether entered into for its own account or for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients and (ii) in accordance in all material respects with all Applicable Laws. Each of such Contracts is in full force and effect, is a legal and binding obligation of the Company, its Affiliates or the Trading Advisor, as applicable, and, to the Knowledge of the Sellers, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by (a) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (b) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law. None of the Company, its Affiliates, the Trading Advisor or, to the Knowledge of the Sellers, any other party to any such Contract is in breach in any material respect of its obligations thereunder.

5.15.    Corporate Records; Copies of Documents.    The record books of each of the Company, its Affiliates and the Trading Advisor accurately record all material actions taken by the Company, its Affiliates and the Trading Advisor, respectively, and each of their respective boards of managers or comparable bodies and any committees thereof in connection with the Business, and true and complete copies of such documents since January 1, 2006, have been made available to the Purchaser.

5.16.    Transactions with Interested Persons.    Other than as related to the provisions of investment management services through the Company and the Trading Advisor, since January 1, 2006, (i) none of the Company or any of its Affiliates is or has been a party to any material transaction or material Contract with any of the Sellers, any other member of the board of managers or comparable body, member, partner, officer or employee of the Company, any of the respective Immediate Family members of any of the foregoing Persons, or any of the respective Affiliates of any of the foregoing Persons, and (ii) to the Knowledge of the Sellers, none of the foregoing Persons owns, directly or indirectly on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided such Person’s holdings therein, together with any holdings of such Person’s Affiliates and Immediate Family members, are less than five percent (5.0%) of the outstanding shares or comparable interest in such entity in the aggregate) in, or serves as an employee, independent contractor, officer, director, member, partner, or in another similar capacity of, any competitor, Client or Fund Client of the Company or any of its Affiliates or any other Person which has or since January 1, 2006, has had a material Contract with the Company or any of its Affiliates.

5.17.    Intellectual Property.    The Company and its Subsidaries own or have the valid right to use all material Intellectual Property used in the Business as currently conducted. Such material Intellectual Property is valid, unexpired, subsisting and enforceable. To the Knowledge of the Sellers, such material Intellectual Property is not being infringed, misappropriated or violated by any other Person. The conduct of the Business and the use by the Company or its Subsidaries of Intellectual Property do not and will not materially infringe, misappropriate, or violate the Intellectual Property of any other Person.

5.18.    Brokers. No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company, its Subsidaries or the Trading Advisor.

ARTICLE V-B

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THE INVESTMENT MANAGEMENT BUSINESS

   Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Sellers’ Disclosure Letter, the Sellers, jointly and severally, represent and warrant to the Purchaser that:

5B.1    Regulatory Reports, Registrations and Agreements.  (a)    Each of the Company and its Affiliates that are required to be, are, and at all times required by Applicable Law (other than the Investment Advisers Act) has been, duly registered, licensed or qualified as a commodity trading advisor or a commodity pool operator in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification. Section 5B.1(a) of the Sellers’ Disclosure Letter sets forth any Affiliate that is or has been an “investment adviser” within the meaning of the Investment Advisers Act or any other Applicable Law or (ii) is subject to any material Liability or disability by reason of any failure to be so registered, licensed or qualified. Each Affiliate that is required to be duly registered as an investment adviser under the Investment Advisers Act has at all times been duly registered.

(b)    The Trading Advisor has in effect, and at all times required by Applicable Law has had in effect (i) a written policy regarding the protection of material non-public information, (ii) a policy that governs the conduct of employees similar to a code of ethics, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Applicable Law (“Privacy Policies”), (iv) policies and procedures with respect to business continuity plans in the event of business disruptions and (v) all such other required compliance policies and procedures (collectively, “Adviser Compliance Policies”), and has designated and approved a chief compliance officer. Copies of all such Adviser Compliance Policies have been provided or made available to the Purchaser. All such Adviser Compliance Policies comply in all material respects with Applicable Law, and there have been no material violations or allegations by any employee or client of the Company and its Affiliates or any Governmental Authority of material violations of such Adviser Compliance Policies.

(c)    Each of the Company and its Affiliates, to the extent required by Applicable Law, has established

(d)    a written anti-money laundering program and a written customer identification program and has complied with the terms of such programs in all material respects.

(e)    None of the Company, its Affiliates, the Trading Advisor or, to the Knowledge of the Sellers, any Person who is “associated with” any of the Company, its Affiliates or the Trading Advisor has, during the ten years prior to the date hereof, been convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor), and as of the date of this Agreement, there are no such Actions pending or, to the Knowledge of the Sellers, threatened.

(f)    Section 5B.1(f) of the Sellers’ Disclosure Letter identifies each no-action letter and exemptive order issued to the Company or any of its Affiliates or Company Funds that remains applicable to its business as conducted on the date of this Agreement. Prior to the date of this Agreement, the Company has made available to the Purchaser a true and correct copy of each such no-action letter and exemptive order. The Company, its Affiliates or Company Funds, as applicable, have complied with all representations, terms and conditions of such no-action letters and exemptive orders necessary to rely on the relief granted thereby.

(g)    None of the Company, CHC, their Affiliates or the Trading Advisor (i) are required to be, or, as required by Applicable Law, have been, duly registered, licensed or qualified as a broker or dealer in any jurisdiction which requires such registration, licensing or qualification, (ii) is or has been a member of the Financial Industry Regulatory Authority (“FINRA”) or (iii) is or has been a “broker” or “dealer” within the meaning of the Exchange Act or any other Applicable Law.

(h)    None of the Company, its Affiliates or the Trading Advisor (i) is required to be registered, licensed or qualified as a bank, trust company, real estate broker, insurance company or insurance broker under any Applicable Law or is subject to any liability or disability by reason of any failure to be so registered, licensed or qualified or (ii) has received notice of any proceeding concerning any failure to obtain any bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(i)    Each of the Company, its Affiliates and the Trading Advisor has complied with Applicable Law governing the receipt, use or provision of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act) through “soft dollar” arrangements or otherwise.

(j)    All performance information provided, presented or made available by the Company, its Affiliates, the Trading Advisor or a Company Fund to any Client or potential client has complied in all material respects with Applicable Law and is not misleading in any material respect. Each of the Company, its Affiliates and the Trading Advisor maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law. Any investment performance earned by any Person at a firm other than the Company or its Affiliates and presented by any of the Company or its Affiliates as its business performance has complied in all material respects with Applicable Law.

5B.2    Company Funds.  (a)  Section 5B.2(a) of the Sellers’ Disclosure Letter sets forth, as of December 31, 2009 (i) the name of each of the Funds, (ii) the amount of Assets Under Management or aggregate capital commitments as of December 31, 2009 in respect of each such Fund, (iii) the amount of aggregate undrawn capital commitments, if any, in respect of each such Fund where applicable and (iv) the amount of capital commitments or net asset value with respect to each Fund that is not subject to management fees and/or carried interest or incentive allocations/fees (the “Company Account Schedule”).

(b)    Section 5B.2(b) of the Sellers’ Disclosure Letter lists, as of the date hereof, each Fund and each of the Trading Advisory Contracts, arrangements for the payment of service fees and all administrative services or other service agreements, if any pertaining to each Fund, other than any such contract to which none of the Company, its Affiliates or the Trading Advisor is a party. As to each Fund, there has been in full force and effect a Trading Advisory Contract at all times providing that the Trading Advisor, the Company or its Affiliates (or predecessors thereto) were performing such services for the Fund, and each such Trading Advisory Contract pursuant to which the Trading Advisor, the Company or its Affiliates has received compensation respecting its activities in connection with the Fund was duly approved in accordance with all Applicable Laws (as applicable to the Fund).

(c)    None of the Company, its Affiliates or the Trading Advisor (or, in each case, any predecessors thereto) have at any time (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act, (ii) provided Investment Management Services to or through any investment company registered, or required to be registered, under the Investment Company Act, or (except for the Fund) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Sections 3(c)(1), 3(c)(7) or 7(d) of the Investment Company Act, or (iii) provided Investment Management Services to or through any issuer or other Person that is required to be registered under the Applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

(d)    Since their initial offering, the shares or other ownership interests of the Fund (as applicable) have been offered for sale pursuant to, and in compliance with, a private placement or similar exemption from registration under the securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases, not involving any public offering. All of the outstanding shares or other ownership interests of the Fund (as applicable) are duly authorized, validly issued, fully paid and non-assessable, and none of such shares or other ownership interests has been issued in violation of any Applicable Laws. The Funds are entities duly formed, validly existing and in good standing or subsisting, as applicable, in the jurisdiction of its organization and is duly qualified to do business under all Applicable Laws to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, in each case other than failures which would not reasonably be expected, individually or in the aggregate, to (x) have a Company Material Adverse Effect or (y) prohibit or materially impair the Company or the Sellers’ ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder on a timely basis.

(e)    The Company has made available to the Purchaser true, correct and complete copies of the audited financial statements, prepared in accordance with the generally accepted accounting principles as in effect in the jurisdictions of organization of each Fund or such generally accepted accounting principles as are agreed-upon and required in the applicable Trading Advisory Contract of each Fund for which audited financial statements are produced and available (with respect to each Fund, its “Applicable Fund GAAP”), of each Fund for its Fiscal Year (each hereinafter referred to as a “Fund Financial Statement”). The Fund Financial Statements presents fairly in all material respects the consolidated financial position of the Fund in accordance with its Applicable Fund GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated. The Fund Financial Statement reflect and, to the extent required by Applicable Fund GAAP, disclose all material changes in accounting principles and practices adopted by the Fund during the periods covered by the Fund Financial Statement. None of the Funds has any Liabilities except (i) liabilities reserved in accordance with GAAP on the most recent balance sheet included in its Fund Financial Statements, (ii) liabilities incurred since the date of such balance sheet in the ordinary course of business of the Fund consistent with past practice, and (iii) contractual Liabilities and obligations incurred in the ordinary course of business consistent with past practice which are not required by GAAP to be reflected on such balance sheet. The Funds have not since their inception received a qualified opinion from their independent auditor.

(f)    Each of the investments made by each Fund have been made in all material respects in accordance with its investment policies and restrictions set forth in the Memorandum and the Organizational Documents of the Fund in effect at the time the investments were made and has been held in accordance in all material respects with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held.

(g)    None of the Company, its Affiliates or the Trading Advisor, receives or is entitled to receive any compensation directly or indirectly from the Funds or their security holders for other than bona fide investment advisory, administrative or other services.

(h)    All material notifications to local regulatory and other bodies required by Applicable Laws have been made to permit such activities as are carried out by the Funds and all material authorizations, licenses, consents and approvals required by Applicable Laws have been obtained in relation to the Funds.

(i)    To the extent the Funds have an administrator, prime broker, custodian or trustee, as of the Closing such Person is a third-party entity independent of the Company, its Affiliates and the Trading Advisor.

(j)    Other than in respect of general partner obligations, none of the Company or its Affiliates is liable in connection with, on behalf of, or for, any obligation of the Funds.

(k)    No material carry or fee revenue attributable to the Funds is payable to any Person other than a Person wholly owned by the Sellers that will be purchased by the Purchaser pursuant hereto (other than in respect of placement fees, advisory or similar arrangements).

(l)     (Reserved).

(m)    No return of previously paid carry has been required with respect to the Fund or is reasonably likely based on current valuations.

(n)    Section 5B.2(n) of the Sellers’ Disclosure Letter sets forth the current value of each Seller’s investment in each of the Funds as of December 31, 2009 (both directly and indirectly through the managing member of the Funds).

(o)    No Company Account has investors which are in default under the terms of the governing documentation thereof or which are the subject of a pending default notice.

(p)    No Company Account is the subject of any material excuse or exclusion rights with respect to the participation by investors therein in investments made thereby (other than customary excuse or exclusion rights which are required for tax, legal or regulatory reasons). To the extent any investor in any Company Account has exercised excuse or exclusion rights in any material respect with regards to participation in investments made by such Company Account, such excuses or exclusions (including the amount as to which such excuse or exclusion applies) are set forth in Section 5B.2(p) of the Sellers’ Disclosure Letter.

(q)    No Company Account is the subject of any priority or exclusivity arrangements with respect to the allocation of investment opportunities contained in the governing documentation of any such Company Account or otherwise that would materially restrict the ability to allocate investment opportunities among such Company Accounts and the Purchaser’s funds (it being understood that the general partners or management companies of such Company Accounts are subject to customary fiduciary duties in regards to the foregoing).

(r)    Section 5B.2(r) of the Sellers’ Disclosure Letter sets forth, with respect to each Company Account, (i) the net asset value or aggregate capital commitments of such Company Account, (ii) the proportion of net asset value or aggregate capital commitments of such Company Account that bears management fees and carried interest (and the rates applicable thereto), and (iii) the aggregate and remaining unused capital commitments of such Company Account (in the case of Company Accounts which are draw down funds).

5B.3    Licensure of Individuals.  All of the Sellers and any other officers and employees of the Company or its Affiliates who are required by Applicable Law to be licensed or registered for the activities conducted by them in respect of the Company or its Affiliates are and at all times since January 1, 2006 (or such later time that such Persons began their association with the Company and its Affiliates), have been duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with which, such licensing or registration is so required. Each such registration or license is in full force and effect, or will be in full force and effect prior to Closing. Except as may be set forth in Section 5B.3 of the Sellers’ Disclosure

Letter, none of such Persons is, or, since January 1, 2006, has been, subject to any material disciplinary or other material regulatory compliance Action or material complaint by a Governmental Authority, Client or Fund Client or any material disciplinary action by the Company or any of its Affiliates.

ARTICLE V-C

REPRESENTATIONS AND WARRANTIES OF THE SELLERS; OTHER MATTERS

5C.1     Registered Commodity Pool Operator.

 (a)        Trading Advisor is registered as a commodity pool operator and a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”).

(b)        Trading Advisor currently is the commodity pool operator and commodity trading advisor of each of the Funds.

(c)        Trading Advisor is in compliance with all Applicable laws, including rules and regulations of the CFTC, with respect to each of the Funds.

(d)        Trading Advisor agrees that, upon Closing, the Company will become managing member of, and replace Trading Advisor as, commodity pool operator of each of the Funds.

(e)        Prior to the Closing, Trading Advisor agrees to assist the Company in registering as a commodity pool operator and as a commodity trading advisor with the CFTC, and to cause the Company to become a member of the NFA.

(f)        Trading Advisor shall continue, following the Closing, to act as commodity trading advisor for each of the Funds.

(g)        Trading Advisor will not, by acting as a commodity trading advisor to each of the Funds, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(h)        Trading Advisor is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and it will maintain and renew such registrations and membership as required by Applicable Law.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as specifically contemplated by this Agreement or as set forth in the corresponding section of the Purchaser Disclosure Letter, the Purchaser represents and warrants to the Sellers that:

6.1      Organization;      Authority;     No    Approvals;    No    Conflict;    No    Consent; Authorizations. (a) The Purchaser has been duly incorporated or formed and is validly existing and in good standing (to the extent such concept exists) under the Laws of its jurisdiction of incorporation or organization. Where applicable, the Purchaser is duly qualified or licensed as a foreign corporation, partnership or other entity to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and the Purchaser has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected, to prohibit or materially impair the Purchaser’s ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis.

  (b)        The Purchaser has full right, authority and power under its respective Organizational Documents to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its respective obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, if any, of such the Purchaser and no other action on the part of such Purchaser is required in connection herewith or therewith.

  (c)        This Agreement and each Ancillary Agreement to which the Purchaser, on the one hand, and the Sellers or the Company, on the other hand, is a party have been duly and validly executed and delivered by the Purchaser and, assuming the due and valid execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their terms, except as may be affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law.

  (d)        The execution and delivery of this Agreement by the Purchaser does not and the consummation of the transactions contemplated hereby, and the performance of the obligations which the Purchaser is obligated to perform or cause to be performed hereunder will not: (i) violate any provision of the Organizational Documents of the Purchaser; or (ii) assuming that all of the Consents or registrations with, and notices to, each Governmental Authority referred to in Section 6.1(d) of the Purchaser Disclosure Letter, all Purchaser Third Party Consents, and all other Consents have been obtained or, in the case of filings, registrations and notices, made, (A) conflict with or violate any Applicable Law, (B) require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Purchaser is a party or by which any of their respective properties or other assets is bound or (C) result in the creation of any Claim on any of the equity, assets or properties of the Purchaser, except, in each case, for any such conflict, violation, termination, acceleration, default or Claim as would not reasonably be expected to prohibit or materially impair Purchaser’s ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis.

      (e)        All Governmental Approvals required for the execution and delivery of this Agreement, the performance by them of their respective obligations hereunder and the consummation of the transactions contemplated hereby, have been obtained or made.

      (f)        Except as described in Section 6.1(f) of the Purchaser Disclosure Letter, all consents (including the Fund Consents), authorizations, approvals or waivers from or notices to any party (other than a Governmental Authority) to any material Contract (collectively, the “Purchaser Third Party Consents”, and together with the Company Third Party Consents, the “Third Party Consents”) to which the Purchaser is a party or by which any of their respective properties are bound which is required for the execution and delivery of this Agreement the performance by them of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been obtained or made.

6.2        Brokers.    No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser

ARTICLE VII

COVENANTS

7.1        Public Announcements.    Upon execution and delivery of this Agreement, except as required by Applicable Law and the rules of any securities exchange on which the securities of the Purchaser or any of its Affiliates are or are to be listed or traded, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any of the Purchaser, the Sellers, the Company or any of their respective Affiliates without the prior approval of the Purchaser.

7.2        Further Assurances.    From and after the Closing, each party shall cooperate with the others, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

7.3        Consents.    (a)    The Sellers, the Company and the Purchaser shall, and the Company shall cause its Affiliates to cooperate with one another (i) in determining whether any Consents are required, including Consents of any Governmental Authority or Contract counterparty and (ii) in taking such actions as may be required in connection therewith and seeking timely to obtain any such Consents. In addition, each of the Sellers and the Company shall, and shall cause each of their respective Affiliates to, use their respective best efforts to obtain each of the Required Consents.

   (b)        In furtherance of, and without limiting, the preceding paragraph, as soon as practicable following the date hereof, the Company will send and, to the extent applicable, will cause its Affiliates to send, a written notice in form and substance reasonably satisfactory to Purchaser and will take such other actions complying with, or as may be reasonably necessary under, Applicable Law, the Organizational Documents of the Funds or the terms of the applicable Trading Advisory Contracts, to inform each Client of the transactions contemplated hereby and, only to the extent the Consent of such Client, of investors in such Fund, of its board or other governing body or advisory committee and/or of any other Persons is required to obtain any of the Required Consents, solicit such Person’s consent thereto in writing or pursuant to other effective means, and will promptly take such other action required to obtain the Required Consents and to approve the assignment and continuation, as appropriate, of the Fund’s Trading Advisory Contract after the Closing in the manner contemplated hereby, and to approve such other matters as may be required so that, immediately following the Closing, the Company and its Subsidaries may provide Investment Management Services and otherwise continue the business relationship with such Client on the same basis in all material respects as currently in effect between such Client and the Trading Advisor and its Affiliates.

7.4        Purchaser Access; Confidentiality.  (a)    The Sellers will permit (or cause to be permitted) the Purchaser and its representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, in regard to the Diversified Program insofar as it is used in the Funds, the Trading Advisor and its Affiliates, and to all premises, properties, personnel, books, records, contracts, and documents pertaining to the Company, the Diversified Program insofar as it is used in the Funds, the Trading Advisor and its Affiliates insofar as related to the Funds, and will furnish copies of all such books, records, contracts and documents and all financial, operating and other data, and other information as the Purchaser may reasonably request in relation to the Funds. No investigation by the Purchaser or other information received by the Purchaser pursuant to this Section 7.4 shall operate as a waiver or otherwise affect any representation, warranty, indemnity or other agreement given or made by any of the Sellers or the Company hereunder.

   (b)        The Sellers shall, and shall cause their respective Affiliates to, maintain the confidentiality of, and refrain from disclosing or using, any information of a confidential nature relating to the Business, the Company and its Affiliates.

7.5        No Solicitation of Alternative Transactions.  From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement pursuant to Section 11.1 hereof, without the prior consent of the Purchaser, none of the Sellers, the Company or any of their respective Affiliates, representatives or advisors, shall, directly or indirectly, through an agent or otherwise, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any merger, consolidation, business combination, sale of substantial assets or of a substantial amount of assets, sale of securities, liquidation, dissolution or similar transactions involving the Company or its Affiliates, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person in connection with any of the foregoing any information with respect to the Company’s, its Affiliates’ or the Trading Advisor’s business, properties or assets or any of the foregoing; or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing. The Sellers or the Company, as applicable, shall notify the Purchaser or cause the Purchaser to be notified immediately if any such proposal or offer, or any inquiry or contact with or from any Person with respect thereto, is made.

7.6      Noncompetition.  (a) Except as set forth in Section 7.6(c) hereof, each Seller agrees that unless (i) the Funds in the aggregate have at least $450 million in Assets Under Management (the “Fund Capacity Benchmark”) or (ii) the Company terminates the Advisor Agreement pursuant to Section 11 thereof without Cause (as defined in the Advisor Agreement), (x) such Seller and its directors, officers and employees shall devote as much of their professional time as is commercially reasonable to operate and provide investment management services to the Diversified Program and (y) neither such Seller and its directors, officers and employees, nor any of Sellers Affiliates shall, while the Trading Advisor is acting as trading adviser to the Company, without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole and absolute discretion):

(i)      engage, either directly or indirectly, as a principal, employee or for its own account or solely or jointly with others, in any business that competes (by making use of the Diversified Program as the material trading strategy of another commodity pool, as that term is defined in regulations under the Commodity Exchange Act, in which the Sellers or their directors, officers or employees or any Seller’s Affiliates are principals of the commodity pool’s commodity pool operator; in this sub-section, “material” means that at least 75% of the pool’s assets are traded according to the Diversified Program or the Diversified 2XL Program) with the Business as it exists on the Closing Date;

(ii)     give information or financial assistance to, or make any investment in, any business or activity that competes (by making use of the Diversified Program as the material trading strategy of another commodity pool, as that term is defined in regulations under the Commodity Exchange Act, in which the Sellers or their directors, officers or employees or any Seller’s Affiliates are principals of the commodity pool’s commodity pool operator; in this sub-section, “material” means that at least 75% of the pool’s assets are traded according to the Diversified Program or the Diversified 2XL Program) with the Business as it exists on the Closing Date; or

(iii)    solicit for hire or hire, or solicit for hire or hire on behalf of any third party, any individual who is or has been a management employee of the Company or any of its present or future Affiliates or the Trading Advisor, unless and until such management employee has not been an employee of any of the Purchaser, the Company, the Trading Advisor and their respective Affiliates for at least 12 months.

Nothing in this Section 7.6 shall be deemed (i) to apply to the Trading Advisor’s management of existing or development of new trading strategies and programs other than the Diversified Program and Diversified 2XL Program (and which do not use the Diversified Program or Diversified 2XL Program as the material trading strategy) or to the management of accounts (whether pooled or individual and whether proprietary or for clients) by the Trading Advisor and its principals based on such other trading strategies and programs or receipt by the Trading Advisor and its principals of compensation related to such management or (ii) apply to the Sellers or their principals acting as commodity trading advisor to another commodity pool operator by means of a managed account (which is not based on or does not use the Diversified Program or Diversified 2XL Program as its material trading strategy; in this sub-section “material” means that at least 75% of the pool’s assets are traded according to the Diversified Program or the Diversified 2XL Program).

    (b)  Except as set forth in Section 7.6(c), unless the Company terminates the Advisor Agreement pursuant to Section 11 thereof without Cause (as defined in the Advisor Agreement), each Seller agrees that neither it nor any of its directors, officers, employees, and Affiliates shall, without the prior written consent of the Purchaser (which consent may be withheld in the Purchaser’s sole and absolute discretion) permit any investor in the Fund as of the first date the Fund Capacity Benchmark is met (the “Benchmark Date”) to be an investor in any other fund or similar vehicle affiliated with the Sellers unless such investor is also an investor in the Fund in an amount no less than the amount invested as of the Benchmark Date.

    (c)  The Purchaser hereby consents to the Trading Advisor advising separately managed accounts set forth in Section 7.6(c) of the Sellers’ Disclosure Letter that exists at Closing (or are referenced therein as late stage prospects) in the amount of more than $5 million each, and, after Closing, the Trading Advisor advising new separately managed accounts in the amount of more than $10 million, and the Purchaser hereby agrees that it will not participate in fees provided to the Company, if any, from such separately managed accounts (for avoidance of doubt the Trading Advisor cannot aggregate separately managed accounts of multiple investors investing less than the applicable above-referenced amount). The Seller, Trading Advisor and their Affiliates shall not solicit or in any manner encourage any investor that qualifies to be an investor in any Fund to invest in a separately managed account).

    (d)  Upon the liquidation or otherwise closing of the Fund as a result of R. Jerry Parker, Jr. retiring, or if he otherwise ceases to be actively engaged in managing the operations of the Company or the Funds, as a result of a decision of his own accord, each Seller agrees that if, within five (5) years of such Fund closing, he subsequently engages, either directly or indirectly, as a principal, employee or for its own account or solely or jointly with others, or organizes or otherwise advises, for his own account or for others another fund or investment vehicle or account using the Diversified Program or the Diversified 2XL Program to trade at least 75% of the fund or investment vehicle’s assets, the Purchaser will be granted the same voting, economic and other rights flowing from such other fund or investment vehicle or account as though it was the Fund, for a period of five (5) years from the date such fund or investment vehicle commences its trading operations, after which such voting, economic and other rights will cease.

    (e)  The Sellers acknowledge that the Purchaser is relying on the good faith efforts of the Sellers to continue to operate the Trading Advisor and each Fund. If any provision contained in this Section 7.6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. The Sellers acknowledge that the Purchaser would be irreparably harmed by any such breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach. The Sellers agree that the Purchaser shall be entitled to injunctive relief requiring specific performance by the Sellers of this Section, and the Seller consents to the entry thereof.

7.7      Conduct of Business Pending the Closing Date.  Each of the Sellers agree that, after the date hereof and prior to the Closing or earlier termination hereof, unless specifically provided for herein, in Section 7.7 of the Sellers’ Disclosure Letter, or pursuant to the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), each of the Sellers and the Company will and, where appropriate, will cause the Affiliates of the Company to:

    (a)  cause the Business to be conducted only in the ordinary course consistent with past practice in material compliance with Applicable Law;

    (b)  prevent any change to the Organizational Documents of the Company or any of its Affiliates;

    (c)  refrain from entering into any new Contract that would have been, if effective as of the date hereof, a Material Agreement, or to prevent any amendment of or alteration to any existing Material Agreement, in each case including any Trading Advisor Contracts;

    (d)  prevent any change in the authorized, issued or outstanding interests of the Company and its Affiliates (other than changes to such interests of the Company’s Affiliates resulting solely from the issuance or redemption of such securities by the Company or an Affiliate thereof);

    (e)  prevent the payment of any carried interest or return of capital or other distributions owed or payable to the Company or its Affiliates;

    (f)  use their best efforts to preserve the business organization and structure of the Company and its Affiliates and to keep available the services of the present employees and agents of the Company, its Affiliates and the Trading Advisor and to preserve the good will of customers, suppliers, employees and others having business relations with the Company, its Affiliates and the Trading Advisor;

    (g)  consistent with past practice, maintain all assets owned, leased or regularly used by the Company, its Affiliates and the Trading Advisor in good operating condition and repair, ordinary wear and tear excepted, and will maintain existing insurance coverage on such assets as well as other existing insurance coverage;

    (h)  refrain from, in a single transaction or a series of related transactions, selling, leasing, pledging, encumbering or otherwise disposing of, or agreeing to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise dispose of, any of the material assets of the Business, other than in the ordinary course of business consistent with past practice;

    (i)  refrain from, (i) incurring any Indebtedness; (ii) issuing any debt securities or assuming, guaranteeing or endorsing, or otherwise as an accommodation become responsible for, the obligations of any Person; (iii) making any loans, advances, capital contributions or investments in any Person except in the ordinary course of business consistent with past practice; or (iv) authorizing capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with past practice;

    (j)  With respect to the Company only (but not to its Affiliates) and except as required (i) as contemplated by this Agreement or (ii) by applicable laws, refrain from:

    (i)      granting any increases in the compensation of any of its current, former or prospective directors, officers, consultants or employees (other than the payment of customary bonuses);

    (ii)     paying or agreeing to pay to any current, former or prospective director, officer, consultant or key employee of the Company or its Subsidiaries, whether past or present, any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing Company Benefit Plans as in effect on the date hereof; or

    (iii)    enter into any new, or amend any existing employee benefit plan employment, severance or termination agreement or arrangement with any current, former or prospective director, officer, consultant or key employee or current or prospective employee of any of the Company or its Subsidiaries;

    (k) refrain from adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the consummation of, the transactions contemplated hereby;

    (l) refrain from settling any Action or Claim if the Company or any of its Affiliates would be required to pay in excess of $25,000 individually or in the aggregate or if such settlement would obligate the Company or any of its Affiliates to take any material action or restrict the Company, any of its Affiliates or the Business in any material respect from taking any action at or after the Closing; and

(m) refrain from authorizing any of, or committing or agreeing to take any of, the foregoing actions.

7.8        Key Man Life Insurance.        Prior to the Closing Date, the Sellers agree that they will cause R. Jerry Parker, Jr. to submit to a physical examination for the purposes of allowing the Purchaser to procure key man life insurance him.

7.9        Additional Investment Right.  The Sellers and Company agree that, after the date hereof, the Purchaser and its Affiliates shall have the right (in the Purchaser’s sole and absolute discretion) to invest in the Funds, directly or indirectly, in the ordinary course of business for standard fees and expenses, for so long as the Funds are open for investment.

ARTICLE VIII

CONDITIONS TO THE CLOSING

8.1        Conditions to Obligations of Each Party.    The respective obligations of the Purchaser, the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser (on behalf of itself) and the Sellers (on behalf of themselves and the Company) as of the Closing of the following conditions:

    (a)    No Injunction.    At the Closing Date, there shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated hereby or (ii) pending Action which seeks to restrain or prohibit the consummation of the other transactions contemplated hereby.

    (b)    Regulatory Authorizations and Ancillary Agreements.    All Governmental Approvals required for the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the Sellers and the Purchaser and any of their respective Affiliates party thereto, for the performance by any of them of their respective obligations hereunder and for their consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect.

    (c)    Restated Organizational Documents.  Each of the Restated Organizational Documents shall have been executed and delivered by the Company, the Sellers, the Purchaser and/or their respective Affiliates party thereto, as applicable.

8.2        Additional Conditions to the Obligations of Purchaser.    The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by the Purchaser) as of the Closing of each of the following additional conditions:

    (a)    Representations and Warranties.        Each of the representations and warranties of the Sellers contained in Article IV, Article V, Article V-B and Article V-C of this Agreement (other than the Seller Fundamental Representations and any other representations and warranties in such Articles qualified as to a Company Material Adverse Effect) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date), and the Seller Fundamental Representations and each of the representations and warranties in such Articles qualified as to a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date.

    (b)    Performance of Covenants.      The Company and the Sellers shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

    (c)    Certificate.    The Purchaser shall have received a certificate of each of the Company and the Sellers, dated as of the Closing Date, executed on behalf of the Company and each of the Sellers, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

    (d)    Ancillary Agreements.    Each of the Ancillary Agreements, in form and substance reasonably satisfactory to the Purchaser andSellers, shall have been executed and delivered by the Company, the Sellers or their respective Affiliates party thereto, as applicable.

    (e)    Company Material Adverse Effect.    There shall not have been a Company Material Adverse Effect.

    (f)    Adjusted Assets Under Management.    The aggregate amount of Adjusted Assets Under Management in respect of all Company Accounts shall represent no less than 90% of the aggregate amount of Assets Under Management as of the Base Date.

    (g)    Consents.    The Company shall have obtained the Required Consents and such Required Consents shall be in full force and effect.

    (h)    Financial Statements.    The Company shall not be required to consolidate the financial statements of the Funds under GAAP.

    (i)    Management and Incentive Fees.    Arrangements shall be in place whereby the Company receives 100% of all gross management fees and incentive allocations or fees (net of any expenses paid in accordance with Section 2.1(b)(iii) hereof) payable by the Funds or payable by another fund or investment vehicle or account of substantially the same investment style as the Funds.

    (j)    Initial Equity Offering.      An affiliate of the Purchaser shall have consummated an Initial Equity Offering resulting in net proceeds to the Purchaser sufficient,

in the good faith discretion of the Purchaser, to fulfill its obligation to pay the Seller Proceeds and such other obligations the Purchaser may have in respect of the other parties hereto or any other Person.

    (k)    Assignment.    The Assignment in the form of Exhibit C hereto has been duly executed and delivered to the Company.

    (l)    Key Man Life Insurance.        The Purchaser shall have obtained key man life insurance on R. Jerry Parker, Jr. in an amount at least equal to 60% of the Sellers Proceeds.

    (m)  Company Commodity Pool Operator of each Fund.                The Company shall, prior to or upon Closing, become managing member of, and act as commodity pool operator of, each of the Funds.

    (n)    Company Registration.             The Company shall register with the CFTC as a commodity pool operator and commodity trading advisor and become a member of the NFA, and it will maintain and renew such registrations and membership as required by Applicable Law.

    (o)    Registration and Licensing Requirements.      The Company shall be in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations regarding each of the Funds, and it will maintain and renew such registrations and membership as required by Applicable Law.

8.3        Additional Conditions to the Obligations of the Company and the Sellers.    The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Sellers (on behalf of the Company and the Sellers)) as of the Closing of each of the following additional conditions:

    (a)    Representations and Warranties.  Each of the representations and warranties of the Purchaser contained in Article VI (other than the Purchaser Fundamental Representations) shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date, (except to the extent that any such representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date) and the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date.

    (b)    Performance of Covenants.  The Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

    (c)    Certificate.  The Company shall have received a certificate of the Purchaser, dated the Closing Date, executed on behalf of the Purchaser, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

ARTICLE IX

TAX MATTERS

9.1      Responsibility for Filing Tax Returns.  (a) The Sellers, with the assistance of the Purchaser, shall timely prepare or cause to be prepared in a manner consistent with past practice all Tax Returns relating to the Company for all Pre-Closing Tax Periods, and shall timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns. The existing managing member of the Company shall remain the tax matters partner for the Pre-Closing Tax Periods. The Sellers shall retain the rights to make all decisions as to tax matters for Pre-Closing Tax Periods to the extent that such decisions could not reasonably be expected to have a material adverse impact on the Taxes of the Purchaser (for the avoidance of doubt, including its direct or indirect owners) or the Company or any of its Affiliates in a taxable period or portion thereof beginning after the Closing Date; provided however, that Purchaser shall retain control, and the existing managing member of the Company as tax matters partner shall not settle without the consent of the Purchaser, any matters relating to Taxes for which the Sellers are not liable hereunder.

(b)    For any Straddle Period of the Company or any of its Affiliates, the Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Company or any of its Affiliates required to be filed. The Company or any of its Affiliates shall timely pay all Taxes due with respect to such Tax Returns; provided that if any portion of the Taxes due with respect to such Tax Returns is allocable to the Sellers under Section 9.2, the Sellers shall pay such amount to the Company or any of its Affiliates as promptly as reasonably practicable (and in any event no later than five (5) Business Days before such Taxes are due and payable). The Purchaser shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof.

(c)    The Purchaser shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns relating to the Company or any of its Affiliates for any taxable period beginning after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

9.2      Cooperation; Audits.  (a) If a claim shall be made by any Governmental Authority with regards to Taxes, which, if successful, might result in an indemnity payment pursuant to Section 10.1, then the Purchaser shall give notice to the Sellers or the Sellers shall give notice to the Purchaser, as applicable in writing of such claim and of any counterclaim the Purchaser or the Sellers propose to assert, as applicable (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)    With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Sellers, solely at their own cost and expense, may control all proceedings; provided, however, that the Sellers must first consult, in good faith with the Purchaser, before taking any action with respect to the conduct of such Tax Claim. Notwithstanding the foregoing, the Sellers shall not settle such Tax Claim without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the Purchaser, the Company, any of its Affiliates, or any of their Affiliates, in a taxable period or portion thereof beginning in a Post-Closing Tax Period.

(c)    With respect to any Tax Claim relating to a Post-Closing Tax Period, the Purchaser shall control all proceedings with respect to any Tax Claim. Notwithstanding the foregoing, the Sellers, and counsel of their own choosing, shall have the right to participate fully, at their own expense, in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of the company, any of its Subsidiaries or any of its Affiliates, or the Sellers in a Pre-Closing Tax Period or any portion of a Straddle Period prior to the Closing Date.

(d)    The Purchaser shall control, and each of the Purchaser and the Sellers shall participate in, all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Company and its Affiliates for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Purchaser nor the Sellers shall settle any such Tax Claim without the prior written consent of the other.

(e)    The Sellers, the Company, each of the Company’s Affiliates, and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

9.3      Seller Proceeds Adjustment.  The parties agree that any indemnity payment under this Agreement shall be treated as an adjustment to the Seller Proceeds for Tax purposes, unless otherwise required by Applicable Law. Indemnification Tax Benefits. The amount of any Damages for which indemnification payment is provided under Article X shall be increased to take account of any net U.S. federal state or local income tax cost (including by increase of income by virtue of decreased tax basis or otherwise) actually incurred by the indemnified party arising from the receipt of indemnity payments hereunder and (ii) reduced to take account of any net U.S. federal state or local income tax benefit (including by reduction of income by virtue of increased tax basis or otherwise) actually realized by the indemnified party arising from the incurrence or payment of any such Damages.

9.4      Section 754 Election.  The Sellers shall cause the Company to make and maintain an election under Section 754 of the Code for the taxable year of the purchase by the Purchaser of the interests hereunder.

ARTICLE X

INDEMNIFICATION

10.1      Indemnification by the Sellers.    (a)    From and after the Closing Date, subject to the other provisions of this Article X, the Sellers severally, with respect to Article IV, and jointly for all other purposes for which indemnification is provided hereunder Sellers’ Disclosure Letter, agree to indemnify the Purchaser and its officers, directors, employees and Affiliates (including the Company) (collectively, the “Indemnified Purchaser Persons”) and to hold each of them harmless from and against any and all Actions, liabilities, losses, costs, damages, expenses or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any Action against such Person whether or not arising out of or resulting from any Third Party claim (collectively, “Damages”), suffered, paid or incurred by such Indemnified Purchaser Person to the extent resulting from or caused by: (i) any breach of any of the representations and warranties made by the Sellers to Purchaser in Article IV, Article V, Article V-B and Article V-C of this Agreement, or of any breach of any representation or warranty in respect thereof contained in any certificate delivered by the Company or the Sellers pursuant to this Agreement (ii) any breach by the Company or the Sellers of any covenant or agreement of the Company or the Sellers contained in this Agreement or (iii) any Taxes attributable to a Pre-Closing Tax Period allocable to the Sellers under Section 9.2.

(b)    Notwithstanding anything to the contrary in this Section 10.1, the Indemnified Purchaser Persons shall be entitled to indemnification pursuant to Section 10.1(a) with respect to any claim for indemnification pursuant to Section 10.1(a)(i):

         (i)        other than in respect of claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations or a breach of representations or warranties set forth in Section 5.7 (Taxes), only if, and then only to the extent that the aggregate Damages to all Indemnified Purchaser Persons (without duplication), with respect to all such claims, exceed $150,000 (the “Deductible”), whereupon (subject to the provisions of clause (ii) below) the Sellers shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

         (ii)        only with respect to claims for indemnification made on or before the date that is 24 months after the Closing Date; provided, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the Seller Fundamental Representations and warranties set forth in Sections 5.7 (Taxes) and 5.13 (Benefit Plans), the Indemnified Purchaser Persons shall be entitled to indemnification pursuant to Section 10.1(a)(i) with respect to any such claim indefinitely or until the latest date provided for their survival in Section 12.1.

10.2    Indemnification by the Purchaser.  (a)            From and after the Closing Date, subject to the other provisions of this Article X, the Purchaser agrees to indemnify the Sellers (collectively, the “Indemnified Seller Persons”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified Seller Person resulting from or caused by (i) any breach of any of the representations and warranties made by the Purchaser to the Sellers in Article VI of this Agreement or of any breach of any representation by the Purchaser in respect thereof contained in any certificate delivered pursuant to this Agreement or (ii) any breach by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement.

    (b)        Notwithstanding anything to the contrary in this Section 10.2, the Indemnified Seller Persons shall be entitled to indemnification pursuant to Section 10.2(a) with respect to any claim for indemnification pursuant to Section 10.2(a)(i):

              (i)        other than in respect of claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations, only if, and then only to the extent that the aggregate Damages to all Indemnified Seller Persons (without duplication), with respect to all such claims, exceed the Deductible, whereupon (subject to the provisions of clause (ii) below), the Purchaser shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and

              (ii)         only with respect to claims for indemnification made on or before the date that is 24 months after the Closing Date; provided, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the Purchaser Fundamental Representations, the Indemnified Seller Persons shall be entitled to indemnification pursuant to Section 10.2(a)(i) with respect to any such claim indefinitely or until the latest date provided for their survival in Section 12.1.

10.3    Indemnification Procedures.    (a)    If an Indemnified Purchaser Person or an Indemnified Seller Person (each, an “Indemnified Person”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article X (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Person shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Sellers (if indemnification is sought from the Sellers) or Purchaser (if indemnification is sought from the Purchaser) (in either such case, the “Indemnifying Party”); provided that if the event or occurrence giving rise to such claim for indemnification is, or relates to an Action brought by a Third Party, such Claim Notice must be provided by such Indemnified Person within (10) Business Days following receipt of notice of such claim, suit, action or Action by such Third Party; provided, further, that failure to give notice as specified herein shall not relieve the Indemnifying Party of its indemnification obligation hereunder unless and to the extent that such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe the claim in reasonable detail.

                (b)   If any claim or demand by an Indemnified Person under this Article X relates to a claim, suit or proceeding filed or made against an Indemnified Person by a Third Party (a “Third Party Claim”), the Indemnifying Party may elect at any time within 30 days of receipt of notice of Third Party Claim to negotiate a settlement or a compromise of such Third Party Claim or to defend such Third Party Claim, in each case at its sole cost and expense and with its own counsel (which shall be reasonably acceptable to Indemnified Person); provided, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim seeking equitable relief. In no event shall any Indemnified Person settle any Third Party Claim without the written consent of the Indemnifying Party. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Person shall be entitled to participate in such defense with its own counsel, at such Indemnified Person’s sole cost and expense unless the Indemnified Person in good faith determines that there is an actual conflict of interest with the Indemnifying Party in respect of such Third Party Claim, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder of one law firm for all the Indemnified Entities, in addition to local counsel in each applicable jurisdiction, with respect to such Third Party Claim. If, within 10 Business Days of receipt from an Indemnified Person of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (i) advises such Indemnified Person in writing that the Indemnifying Party will not elect to defend, settle or compromise such Action or (ii) fails to make such an election in writing, such Indemnified Person may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, assume the defense of such Third Party Claim. Unless and until the Indemnifying Party makes an election in accordance with this Section 10.3(b) to assume the defense of such Third Party Claim, all of the Indemnified Person’s reasonable out-of-pocket costs and expenses arising out of the defense of any such Third Party Claim for Damages shall be subject to indemnification hereunder to the extent provided herein. Each Indemnified Person shall make available to the Indemnifying Party all information reasonably available to such Indemnified Person relating to such Action. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Person shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Person’s sole cost and expense.

10.4    General.    (a)    In determining for purposes of this Article X whether a representation or warranty has been breached and in calculating Damages hereunder with respect to such breach, any limitations set forth in such representation and warranty as to “materiality” (except with respect to the first sentence of Section 5.6. (a)) shall be disregarded.

                  (b)  The Indemnifying Party shall not be subrogated to any right of action (whether pursuant to contract, arising under Applicable Law or otherwise) which the Indemnified Person may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

                  (c)  The indemnification provided in this Article X shall be the exclusive monetary remedy available to any party hereto after the Closing with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or in any certificate delivered pursuant to this Agreement, other than in the case of actual fraud.

                  (d)   Any indemnification payment hereunder shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party may designate to the Indemnifying Party in writing.

                  (e)   The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement of any other party contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of each party hereto and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any waiver by any party hereto of any condition set forth in Article VIII.

                 (f)   Notwithstanding anything to the contrary in this Agreement, nothing herein shall modify, amend or alter any existing or future indemnification contained in any Organizational Document, Trading Advisory Contract or advisor agreement or arrangement.

ARTICLE XI

TERMINATION

11.1    Grounds for Termination. (a) This Agreement may be terminated at any time prior to the Closing:

         (i)      by mutual written agreement of the parties;

         (ii)      by either the Sellers or the Purchaser if the Closing shall not have been consummated as of the close of business on the Expiration Date;

        (iii)      by either the Sellers or the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

        (iv)      by the Purchaser if the Sellers or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a) or 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach has not been cured (if capable of being cured) prior to the Expiration Date.

                (b)    The party desiring to terminate this Agreement pursuant to Section 11.1(a)(ii), (iii) or (iv) shall give notice of such termination to the other parties hereto.

11.2    Effect of Termination.  If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or any stockholder, general partner, limited partner, managing member, member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except for any liabilities arising prior to the termination. The provisions of Articles X and XII shall survive any termination pursuant to Section 11.1.

ARTICLE XII

GENERAL PROVISIONS

12.1    Survival.   Except for the Fundamental Representations and warranties contained in Sections 5.7 (Taxes) and 5.13 (Benefit Plans) of this Agreement, each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is 24 months from the Closing Date, at which date they shall terminate and be of no further force or effect. The representations and warranties of the Company contained in Sections 5.7 (Taxes) and 5.13 (Benefit Plans) of this Agreement shall survive the Closing to and until 30 days after the expiration of the applicable statute of limitations. The Fundamental Representations shall survive indefinitely or until the latest date permitted by Applicable Law.

12.2    Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(i)        if to Purchaser, to it at:

  Aveon Holdings I L.P.

  c/o The Aveon Group L.P.

  The America’s Cup Building,

  30 Doaks Lane

  Marblehead, MA 01945

  Attn: Randy Carrigan

  Telecopy: (781) 639-8549

  E-mail: rcarrigan@aveonmanagement.com

  with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:        David Huntington

Phone:  (212) 373-3124

E-mail: dhuntington@paulweiss.com

(ii)	if to the Company:

Chesapeake Capital Corporation 17th Floor, Federal

Reserve Building

701 East Byrd Street

Richmond, VA 23219Attn: Rick Rusin, Chief Operating

Office: (212) 373-3124

Telecopy: (804) 836-1603

E-mail: rrusin@chesapeakecapital.com

with a copy to:

Isa Robins

Chesapeake Capital Corporation17th Floor, Federal

Reserve Building

701 East Byrd Street

Richmond, VA 23219

Telecopy: (804) 836-1603

E-mail: irobins@chesapeakecapital.com

(iii)	if to the Sellers: (same as for Company as listed above)

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 12.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

12.3      Amendment and Modification; Waiver.  (a) This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

    (b)        At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only with respect to the party agreeing to such extension or waiver and only if set forth in an instrument in writing signed and delivered on behalf of such party.

12.4      Entire Agreement.  This Agreement and any side letters mutually agreeable to the parties (including, without limitation, the Sellers’ Disclosure Letter, Purchaser Disclosure Letter and other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

12.5      Fees and Expenses.  Whether or not the transactions contemplated hereby are consummated, all fees, legal or otherwise, and out of pocket expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses; provided, however, subject to Section 2.1(b)(iii), the Purchaser shall pay half of the accounting fees incurred by the Company or the Trading Advisor in connection with the initial filing of the Form S-1 registration statement for The Aveon Group L.P.. For the avoidance of doubt, other than as set forth in the prior sentence, all expenses of the Company and its Affiliates in connection with the transactions contemplated hereby shall be borne by the Sellers. Notwithstanding the foregoing, all U.S. federal, state and local transfer taxes, as well as any non-U.S. transfer taxes, arising from the consummation of the transactions contemplated hereunder shall be paid by Sellers.

12.6      Disclosures.  The Company, the Sellers and the Purchaser agree that, for purposes of the representations and warranties of the Company and the Purchaser in this Agreement, items disclosed in one Section of the Sellers’ Disclosure Letter or the Purchaser Disclosure Letter (as applicable) shall be considered to be made for purposes of all other Sections of the Sellers’ Disclosure Letter or the Purchaser Disclosure Letter (as applicable) to the extent that the relevance of any such disclosure to any other Section of the Sellers’ Disclosure Letter or the Purchaser Disclosure Letter (as applicable) is reasonably apparent from the text of such disclosure.

12.7      Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.8      Assignment; Binding Effect   This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties; provided that no consent shall be required for the Purchaser to assign any or all of its respective rights and obligations hereunder to a Person controlled by the Purchaser. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.9      Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.10    Jurisdiction; Wavier of Jury Trial.

                (a)   Except as provided below, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

                (b)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ANCILLARY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT REFERRED TO IN THIS SECTION.

12.11   Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.12   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

AVEON HOLDINGS I L.P.
By:	Aveon Holdings I GP, Inc., its general partner

By:	/s/ John Hassett
Name: John Hassett
Title: Chief Executive Officer

CHESAPEAKE SP PARTNERS, LLC
By:	Chesapeake Capital Corporation, its Managing Member

By:	/s/ Richard S. Rubin
Name: Richard S. Rubin
Title: Chief Operating Officer

CHESAPEAKE HOLDING COMPANY

By:	/s/ Richard S. Rubin
Name: Richard S. Rubin
Title: Chief Operating Officer

CHESAPEAKE CAPITAL CORPORATION

By:	/s/ Richard S. Rubin
Name: Richard S. Rubin
Title: Chief Operating Officer

EXHIBIT A

DEFINED TERMS

“Action” means any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Adjusted Assets Under Management” means, with respect to each Fund, a Company Account or a Client (as applicable), the dollar amount of Assets Under Management as of the Base Date, as adjusted to reflect changes in net asset values with respect to assets under management by the Company and its Affiliates for each Fund, a Company Account or Client (as applicable) following the Base Date (excluding any assets purchased or contributed by the Company or its Affiliates for their own accounts) through and including the Business Day prior to the Closing Date; provided, however, that for purposes of calculating Adjusted Assets Under Management, the dollar amount of Assets Under Management as of the Base Date for any New Trading Advisory Client shall be deemed to be zero and all net asset flows shall be calculated using zero as the base dollar amount.

“Adviser Compliance Policies” has the meaning set forth in Section 5B.1(b).

“Advisor Agreement” means each of the advisor agreements between the Company or its Affiliates and the Trading Advisor in a form and substance that is mutually agreeable to the parties thereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise). For avoidance of doubt and without limitation, each of the Funds, the Trading Advisor, and Chesapeake Holding Company and any Subsidiaries thereof shall be considered Affiliates of the Company for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Amended LLC Agreement” means the Amended Limited Liability Company Agreement of the Company, which shall be in a form and substance mutually agreeable to the parties hereto and thereto.

“Ancillary Agreements” means the Advisor Agreement and any and all Contracts required to be executed by the Sellers, the Company, and their respective Affiliates, in order to satisfy the condition to Closing set forth in Section 8.2(i) hereof, and to fulfill such other obligations as must be performed prior to or at the Closing by Sellers, the Company and their respective Affiliates, in each case in form and substance reasonably satisfactory to the Purchaser.

“Applicable Fund GAAP” has the meaning set forth in Section 5B.2(e).

“Applicable Law” means any Law, (including those of any self-regulatory organization) or any agreement with any Governmental Authority applicable to and legally binding on any of the Company or its Affiliates or the Sellers.

“Assets Under Management” means with respect to each Fund, Company Account or a Client (as applicable), as of any date, the aggregate amount, expressed in U.S. dollars, of assets under management in respect of which the Company or its Affiliates is entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation from such Fund, Company Account or Client (as applicable) as of such date. For purposes hereof:

(i)         Assets Under Management shall be calculated (x) in accordance with the foregoing based on net asset values in the case of each Fund, Company Account or Client, as applicable, that is structured as a hedge fund and (y) based on the sum of invested capital and unfunded commitments in the case of each Fund, Company Account or Client, as applicable, that is structured as a draw down fund;

(ii)         unless a separate fee is applicable to assets under management at each level of investment of the same assets, (x) any assets under management for any account for which the Person in question or an Affiliate acts as an investment adviser or subadvisor (or is otherwise entitled to a fee or carry) shall be counted only once and (y) any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate acts as investment adviser to both.

“Assignment” has the meaning set forth in Paragraph 1 of the Background hereof.

“Base Date” means the date hereof.

“Benchmark Date” has the meaning set forth in Section 7.6(b).

“Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal.

“Business” means the business and operations of the Diversified Program of the Company, its Affiliates and each Fund as conducted as of the date hereof and at any time between the date hereof and Closing.

“Business Day” means any day other than a day on which banks in New York City are required or authorized to close.

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Claims” means any restrictions, liens, claims, security interests, assignments, mortgages, deposit arrangements, pledges, charges or encumbrances of any kind or nature whatsoever.

“Client” means any Person to which the Company or its Affiliates provides Investment Management Services; provided, that in the case of a Fund, the definition of Client includes the Fund, but does not include each investor in respect of its investment in such Fund.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Account” means any individual Company Fund, managed account, investment vehicle or other financial product or structure related to the Diversified Program, through which the Company manages any client capital (whether directly or indirectly), irrespective of account type or fee or other compensation structure.

“Company Account Schedule” has the meaning set forth in Section 5B.2(a).

“Company Benefit Plans” has the meaning set forth in Section 5.13. (a).

“Company Employees” has the meaning set forth in Section 5.13. (a).

“Company Financial Statements” has the meaning set forth in Section 5.5.

“Company Fund” means any investment vehicle, fund or other entity, including a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities (i) organized, sponsored, managed or promoted by the Company or its Affiliates, (ii) for which any of the Company or its Affiliates acts as a general partner, adviser, trustee or managing member (or in a similar capacity) or (iii) for which any of the Company or its Affiliates acts as an investment adviser, investment manager or otherwise provides Trading Advisory or sub-advisory services.

“Company Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, materially adverse to (a) the business, assets, condition (financial or otherwise) or results of operations of the Company and its Affiliates, taken as a whole, (b) the ability of the Company and its Affiliates to operate their respective businesses, in each case on substantially the same basis as such businesses are currently operated, or (c) the ability of the Company or the Sellers to perform their respective obligations hereunder or under the Ancillary Agreements, in each case including any such change, effect or circumstances arising or resulting from the consummation of the transactions contemplated by this Agreement.

“Company Third Party Consents” has the meaning set forth in Section 5.3. (f).

“Consent” means any consent, approval, authorization, waiver, grant, agreement or exemption of any Person that is required in connection with (a) the execution and delivery by the Company, any Seller, or the Purchaser, as applicable, of this Agreement or (b) the consummation by the Company and its Affiliates, any Seller or the Purchaser, as applicable, of the transactions contemplated herein.

“Contract” shall mean any mortgage, indenture, lease, note, contract, agreement, commitment, Benefit Plan, Investment Advisory Contract or other instrument or arrangement, including any side letters, amendments, or supplements thereto.

“Damages” has the meaning set forth in Section 10.1(a).

“Deductible” has the meaning set forth in Section 10.1(b)(i).

“Distribution Agreement” has the meaning set forth in Section 5.11. (a)(ii).

“Diversified Program” means business and operations of each of Chesapeake Select L.L.C. and Chesapeake Preferred II L.L.C., and any Company Fund that has the same or substantially similar investment objectives to those funds.

“Equity Rights” means securities, options, warrants, call rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (i) obligating any of the Company or its Affiliates, to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any equity interest in the Company or any Subsidiary of the Company, or any securities or obligations convertible or exchangeable into or exercisable for any equity interest in the Company or any Subsidiary of the Company or (ii) giving any Person a right to subscribe for or purchase from the Company or any Subsidiary of the Company any equity interest in such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Organizational Documents” shall mean the agreements listed in Section 1.1 of the Sellers’ Disclosure Letter.

“Expiration Date” means the date that is 120 days from the date of this Agreement, provided that if on or prior to such date an affiliate of the Purchaser shall have filed a registration statement covering an initial public offering of its equity securities but clearance to be declared effective has not been received, the “Expiration Date” shall automatically be extended by an additional 120 days.

“FINRA” has the meaning set forth in Section 5B.1(m).

“Fiscal Year” shall mean a calendar year, and reference to any Fiscal Year (e.g., Fiscal Year 2014) shall mean the Fiscal Year ending on the last day of such Fiscal Year (e.g., December 31, 2014).

“Form ADV” means the form of uniform application for investment adviser registration pursuant to the Investment Advisory Act.

“Fundamental Representations” means the Seller Fundamental Representations and the Purchaser Fundamental Representations.

“Funds” means each of Chesapeake Select L.L.C. and Chesapeake Preferred II L.L.C.

“Fund Capacity Benchmark” has the meaning set forth in Section 7.6(a).

“Fund Client” means with respect to each Fund, each Person that is an investor in the Fund, with respect to its investment in the Fund.

“Fund Consents” means the requisite Consent of the members of each Fund under the Organizational Documents of the Fund or under Applicable Law to (a) the consummation of each of the transactions contemplated hereby including, without limitation, to the assignment of the Trading Advisory Contract, to the change of control of the Company, and (b) the respective Operating Agreements of each Chesapeake Select L.L.C. and Chesapeake Preferred II L.L.C., in each case in the form and substance mutually agreeable to the parties thereto.

“Fund Financial Statement” has the meaning set forth in Section 5B.2(e).

“Fund Operative Documents” means the limited liability company operating agreements, managed account agreements, advisory agreements and other governing documentation with respect to each Fund.

“GAAP” means generally accepted accounting principles as in effect in the United States at the time of determination.

“Governmental Approvals” has the meaning set forth in Section 5.3. (e).

“Governmental Authority” means each U.S., foreign, federal, national, state or local government or political subdivision thereof, any entity, agency, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings (in each case whether adoptive or biological), (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings (in each case whether adoptive or biological), and (c) estates, trusts, partnerships and other entities of which a material portion of the interests are held directly or indirectly by the foregoing.

“Indebtedness” means any of the following: (a) any indebtedness (including principal, accrued interest, premiums and penalties) of any of the Company or its Affiliates (whether or not contingent) in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations; (b) any balance deferred and unpaid of the purchase price of any property, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of any of the Company or its Affiliates prepared in accordance with GAAP, but excluding trade accounts payable incurred in the ordinary course of business; (c) all indebtedness of others secured by a lien on any asset of any of the Company or its Affiliates (whether or not such indebtedness is assumed by any such Company or Company Subsidiary); (d) all obligations of the Company or its Affiliates under leases required to be capitalized in accordance with GAAP; (e) all liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (other than trade payables incurred in the ordinary course of business); (f) if negative, the net mark to market value of any currency, interest rate or other swap or hedge agreement or any other hedging arrangement; (g) to the extent not otherwise included by clauses (a) through (f), any guaranty by any of the Company or Company Subsidiary of any indebtedness of any other Person; and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any lien on any property or assets of any Company or Company Subsidiary (whether or not such obligation is assumed by such Company or Company Subsidiary); provided, that “Indebtedness” shall not include Company intercompany Indebtedness between or among the Company and its Affiliates.

“Indemnified Purchaser Persons” has the meaning set forth in Section 10.1(a).

“Indemnified Seller Persons” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Initial Equity Offering” means an initial offer and sale of common equity interests, whether affected on a public or private basis.

“Intellectual Property” means U.S. and foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof; (ii) copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items in any and all forms and media), and registrations and applications to register or renew the registration of any of the foregoing; and (iii) trade secrets and confidential or proprietary information including know-how, inventions, discoveries and improvements.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Management Services” means any services that involve (a) the management of a Company Account (or portions thereof or a group of investment accounts or Company Funds) for compensation, or (b) the giving of advice with respect to the investment and/or reinvestment of assets or Company Funds (or any group of assets or Company Funds) for compensation, and performing activities related or incidental thereto.

“Knowledge of the Sellers” means the actual knowledge after due inquiry of any of the Sellers, and includes the phrase “Knowledge of the Trading Advisor”.

“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, interest, Tax, penalty, fine, demand, judgment, Action, cost, expense or other loss of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.

“Material Contract” has the meaning set forth in Section 5.11. (a).

“Member” means any member of the Company.

“Memorandum” means the Confidential Offering Memorandum and/or the Confidential Private Placement Memorandum of each Company Account.

“New Investment Advisory Client” means any Client for whom Chesapeake Capital Corporation first commenced providing Investment Management Services following the Base Date and prior to the Closing.

“Order” means any judgment, order, writ, injunction, decree, demand or assessment issued by, or any written agreement, consent agreement or memorandum of understanding, commitment letter or similar undertaking with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Permits” has the meaning set forth in Section 5.10.

“Permitted Claims” means (i) Claims for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves with respect thereto have been made in the Company Financial Statements in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Claims arising in the ordinary course of business; (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects that are not material to the Company or its Affiliates in the aggregate; (iv) Claims on assets of any of the Company or its Affiliates incurred in the ordinary course of business which do not materially impair business operations or the use of such properties in the ordinary course of business and that are not material to the Company or its Affiliates in the aggregate; (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (vi) customary Claims of banks on deposit accounts incurred in the ordinary course of business; and (vii) Claims of clearing agencies, broker-dealers and other Claims incurred in connection with indebtedness incurred in the ordinary course of business, provided that such Claims (A) attach only to the securities or other assets (or proceeds) being purchased or sold (and other securities or other assets in such account) and (B) secure only obligations incurred in connection with such purchase or sale of such assets (and other obligations with respect to the purchase and sale of any securities or other assets in such account).

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending before or on the Closing Date.

“Privacy Policies” has the meaning set forth in Section 5B.1(b).

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to the Company at the time of execution hereof.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 6.1 (organization; Authority: No Approvals; No Conflict; No Consent; Authorizations) and Section 6.2 (Brokers).

“Purchaser Third Party Consents” has the meaning set forth in Section 6.1(f).

“Required Consents” means the Fund Consents and any other Third Party Consents and, except as may be required under the Investment Advisors Act, any consents, authorizations, approvals or waivers required under any Applicable Law in order to consummate the transactions contemplated by this Agreement.

“Restated Organizational Documents” has the meaning set forth in Section 3.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser at the time of execution hereof.

“Sellers Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authority: Non-Contravention), 4.2 (Title to Purchased Interests), 5.1 (Ownership Interests of the Company. 5.2 (Company Entities), 5.3 Organization; Authority; No Approvals; No Conflict; No Consent), 5.18 (Brokers) and 5C.1 (Registered Commodity Pool Operator).

“Seller Proceeds” has the meaning set forth in Section 2.1.

“Sellers” has the meaning set forth in the introductory paragraph hereof.

“Straddle Period” means any taxable period beginning in a Pre-Closing Tax Period and ending in a Post-Closing Tax Period.

“Subsidiary” means, with respect to any entity, a corporation or Person of which such Person owns, directly or indirectly, more than 50% of the outstanding shares of stock, equity interests or voting securities, or other voting ownership or voting partnership interests of which is sufficient to elect a majority of the board of directors (or comparable body) of such corporation or other entity are owned, directly or indirectly, through one or more intermediaries, by such entity. Ownership through fiduciary, trust, custodial or similar arrangements for the account of customers shall not constitute ownership of stock or other equity interests for purposes of this definition.

“Tax Claim” has the meaning set forth in Section 9.2.

“Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents (including any related or supporting information) required to be filed in respect of Taxes, including any information returns, claims for refunds of Taxes, and any amendments, supplements, schedules or attachments to any of the foregoing.

“Taxes” means any and all federal, state, local, foreign and other taxes, charges, fees, levies, customs, duties or other assessments, including all net income, alternative or add-on minimum, gross income, gross receipts, premium, estimated, sales, use, ad valorem, value-added, environmental, windfall, capital stock, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties and guaranty fund assessments, together with any interest, additions to tax, and penalties with respect thereto imposed by any Government Authority (whether or not disputed).

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means a Person not a party to this Agreement or an Affiliate of any such party hereto.

“Third Party Claim” has the meaning set forth in Section 10.3(b).

“Third Party Consents” has the meaning set forth in Section 6.1. (f).

“Trademarks” means trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators, including all goodwill associated with the foregoing, and other source indicators, and registrations and applications to register or renew the registration of any of the foregoing.

“Trading Advisor” means Chesapeake Capital Corporation.

“Trading Advisory Contract” means a Contract (including any side letters or any other similar written agreements relating to such Contract) under which the Company, its Affiliates, or a third-party approved by the Company provides investment advisory or sub-advisory services to, or manages any investment or trading account of, any Client whether as the general partner, managing member, adviser, or sub-adviser or otherwise.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time.